Exhibit 3.1

CERTIFICATE OF AMENDMENT

to the

CERTIFICATE OF INCORPORATION

of

BITMINE IMMERSION TECHNOLOGIES, INC.

January 15, 2026

BITMINE IMMERSION TECHNOLOGIES, INC. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Company is Bitmine Immersion Technologies, Inc. The Certificate of Incorporation of the Company was originally filed with the Secretary of State of the State of Delaware on November 20, 2019, under the name of Sandy Springs Holdings, Inc., amended on July 19, 2021, and amended and restated on August 29, 2022 (as amended and restated, the “Certificate of Incorporation”).

2. The Certificate of Incorporation is hereby amended by replacing Section 4.1 of Article IV with the following:

“Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 50,020,000,000 shares, consisting of (a) 50,000,000,000 shares of common stock (the “Common Stock”), and (b) 20,000,000 shares of preferred stock (the “Preferred Stock”).”

3. This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by the directors and stockholders of the Company.

4. This Certificate of Amendment shall become effective at 12:00 p.m. Eastern Time on January 16, 2026.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the date first written above.

BITMINE IMMERSION TECHNOLOGIES, INC.

By:	/s/ Chi Tsang
Name:	Chi Tsang
Title:	Chief Executive Officer

[Signature Page to Certificate of Amendment to Certificate of Incorporation]